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Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

        We hereby consent to the use in Amendment No. 1 to the Registration Statement of Chambers Street Properties ("Chambers") on Form S-4 and in the Joint Proxy Statement/Prospectus of Chambers and Gramercy Property Trust Inc., which is part of the Registration Statement, of our opinion dated June 30, 2015 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading "Summary—The Merger," "The Merger—Background of the Merger," "The Merger—Gramercy's Reasons for the Merger; Recommendation of the Gramercy Board," "The Merger—Opinion of the Gramercy Financial Advisor," "The Merger—Chambers Unaudited Prospective Financial Information," "The Merger—Gramercy Unaudited Prospective Financial Information." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC
By:	/s/ MORGAN STANLEY & CO. LLC

New York, New York
October 22, 2015

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  Exhibit 99.2
Consent of Morgan Stanley & Co. LLC